PRESS RELEASE

Nephros Announces Preliminary Financial Results for Fiscal Year 2018

Anticipates $5.6-5.7 Million Total Revenue; Product Revenue Growth Over 50%

SOUTH ORANGE, NJ, January 9, 2018 – Nephros, Inc. (OTCQB: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters, today announced preliminary financial results for fiscal year 2018.

Total revenues for 2018 are expected to be between $5.6 and $5.7 million, an increase of 47-to-50% over 2017. Product revenues for 2018 are expected to be approximately $5.4 million, an increase of 53% over 2017.

“We continue to achieve strong year-over-year sales growth as we build a firm business foundation and execute on our strategy,” said Daron Evans, President and Chief Executive Officer. “We expect to continue our current trajectory into 2019. The addition of Biocon into the Nephros family provides additional revenue potential in our core hospital market and exciting growth opportunities in new markets. We are bullish on our growth potential and will provide 2019 guidance on our earnings call in March.”

Nephros ended fiscal year 2018 with approximately $4.5 million in cash on a consolidated basis.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, known as ultrafilters. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas), viruses, and endotoxins from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the fiscal year ended December 31, 2018, its anticipated revenue trends, the expected synergies from its acquisition of Biocon, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, delays in integrating Biocon, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor

COO/CFO, Nephros

andy@nephros.com

(201) 345-0824